Exhibit 99.1

PriceSmart Announces Third Quarter Results of Operations

June Sales Also Announced

San Diego, CA (July 8, 2008) – PriceSmart, Inc. (NASDAQ: PSMT, www.pricesmart.com) today announced its results of operations for the third quarter of fiscal year 2008 which ended on May 31, 2008.

For the third quarter of fiscal year 2008, net warehouse club sales increased 26.6% to $277.9 million from $219.5 million in the third quarter of fiscal year 2007. Total revenues for the third quarter of fiscal year 2008 increased 26.5% to $283.7 million, compared to $224.3 million in the prior year. The Company had 25 warehouse clubs in operation as of May 31, 2008 compared to 23 warehouse clubs in operation as of May 31, 2007.

The Company recorded operating income in the third quarter of fiscal year 2008 of $14.6 million compared to operating income of $9.0 million in the third quarter of the prior year. Net income was $10.6 million, or $0.36 per diluted share, in the third quarter of fiscal year 2008 compared to $5.2 million, or $0.18 per diluted share, in the third quarter of fiscal year 2007.

For the first nine months of fiscal year 2008, net warehouse club sales increased 25.9% to $811.4 million from $644.3 million in the first nine months of fiscal year 2007. Total revenues for the first nine months of the current fiscal year increased 25.7% to $827.9 million from $658.7 million in the same period of the prior year. For the first nine months of fiscal year 2008, the Company recorded operating income of $35.5 million and net income of $26.8 million, or $0.91 per diluted share. During the same nine month period in fiscal year 2007, the Company recorded operating income of $25.9 million and net income of $15.8 million, or $0.54 per diluted share.

Included in the results for the third quarter and first nine months of fiscal year 2008 are pre-tax charges and income tax benefits related to the Company’s settlement of previously announced disputes pursuant to a Settlement Agreement and Release with PSC, S.A. and related entities (“PSC”) dated February 8, 2008, net of a $5.5 million reserve established in the fourth quarter of fiscal year 2007. The amount of the reserve was equal to management’s estimate at that time of the potential impact of a global settlement on PriceSmart’s net income. In the third quarter of fiscal year 2008, the Company recorded an expense reversal of $2.0 million, resulting in a net income gain in the quarter of $2.0 million, related to the reduction in fair value of the previously disclosed put rights granted by the Company to PSC as part of the overall settlement. The value of the put rights was initially measured at February 8, 2008 (the date of the settlement) and modified as of February 29, 2008 (the end of the second fiscal quarter) based on the closing price of PriceSmart’s common stock on that date using the Black-Scholes method of valuation and applied to 679,500 shares that were subject to the put rights. The fair value of the put rights as of May 31, 2008 was re-measured based upon the closing stock price ($23.54) and the number of shares unsold and then subject to the rights (64,739), resulting in the $2.0 million gain in the Company’s third fiscal quarter.

PSC informed the Company on June 11, 2008, that 64,739 shares remain unsold as of June 9, 2008 and that it intended to exercise its right under the Put Agreement with respect to those remaining shares. The aggregate purchase price for the 64,739 shares subject to the put was $1,618,475. The Company expects to complete the purchase of those shares by mid July, and the Company will record an additional charge in the fourth fiscal quarter of approximately $26,000.

The Company also announced that for the month of June 2008, net sales increased 25.4% to $92.0 million from $73.4 million in June a year earlier. For the ten months ended June 30, 2008, net sales increased 25.9% to $903.3 million from $717.7 million in the same period last year. There were 25 warehouse clubs in operation at the end of June 2008 compared to 23 warehouse clubs in operation in June 2007.

For the four weeks ended June 30, 2008, comparable warehouse sales for warehouse clubs open at least 12 full months increased 20.0% compared to the same four-week period last year. For the forty-three week period ended June 30, 2008, comparable warehouse sales increased 20.3% compared to the comparable forty-three week period a year ago.

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Central America and the Caribbean, selling high quality merchandise at low prices to PriceSmart members. PriceSmart now operates 25 warehouse clubs in 11 countries and one U.S. territory (four each in Panama and Costa Rica; three each in Guatemala and Trinidad, two each in Dominican Republic, El Salvador and Honduras; and one each in Aruba, Barbados, Jamaica, Nicaragua and the United States Virgin Islands).

This press release may contain forward-looking statements concerning the Company’s anticipated future revenues and earnings, adequacy of future cash flow and related matters. These forward-looking statements include, but are not limited to, statements containing the words “expect,” “believe,” “will,” “may,” “should,” “project,” “estimate,” “scheduled,” and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including the following risks: the Company’s financial performance is dependent on international operations which exposes the Company to various risks; any failure by the Company to manage its widely dispersed operations could adversely affect the Company’s business; the Company faces significant competition; the Company faces difficulties in the shipment of and inherent risks in the importation of merchandise to its warehouse clubs; the Company is exposed to weather and other risks associated with international operations; declines in the economies of the countries in which the Company operates its warehouse clubs would harm its business; a few of the Company’s stockholders have control over the Company’s voting stock, which will make it difficult to complete some corporate transactions without their support and may prevent a change in control; the loss of key personnel could harm the Company’s business; the Company is subject to volatility in foreign currency exchange; the Company faces the risk of exposure to product liability claims, a product recall and adverse publicity; a determination that the Company’s long-lived or intangible assets have been impaired could adversely affect the Company’s future results of operations and financial position; and the Company faces increased compliance risks associated with compliance with Section 404 of the Sarbanes-Oxley Act of 2002; as well as the other risks detailed in the Company’s SEC reports, including the Company’s Annual Report on Form 10-K filed pursuant to the Securities Exchange Act of 1934 on November 29, 2007. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events.

For further information, please contact Robert E. Price, Chief Executive Officer (858) 551-2336; or John M. Heffner, Executive Vice President and Chief Financial Officer (858) 404-8826.